Exhibit (p)1.29

FULLER & THALER ASSET MANAGEMENT, INC.

CODE OF ETHICS

Revised July 2005

To ensure the highest standards of integrity are maintained at all time, and to avoid possible conflicts of interest in carrying out our responsibilities to the clients of Fuller & Thaler or the public, and to avoid violating applicable securities laws, no employee will use their position, or the knowledge gained from their position, to create a conflict between their personal interest and those of Fuller & Thaler, or any client of Fuller & Thaler.

Fuller & Thaler is a fiduciary for the accounts it manages. Because of this fiduciary relationship Fuller & Thaler wants to avoid even the appearance that Fuller & Thaler’s employees receive any improper benefit from information about account holdings or trading.

How to Use This Code

Each employee must read all sections of this Code of Ethics because the Code pertains to all those employed at Fuller & Thaler. Note what procedures, reporting, etc. is required of you. Please ask the Chief Compliance Officer about any aspect of the Code or how it applies to you that may be unclear.

Any reference to Chief Compliance Officer means “Chief Compliance Officer or delegate, or in their absence Chief Operating Officer or their delegate, or President”. If the Chief Compliance Officer or their delegate is unavailable, you may turn to the Chief Operating Officer or their delegate, or in their absence the President of the firm for any question you may have or compliance service you may require.

Terms in boldface type have special meanings as used in this Code. To understand the Code, you need to read the definitions of these terms. Definitions are listed at the end of the Personal Securities Transactions Policy section. You are expected to return a written acknowledgment to indicate your receipt of this Code and of any amendments to it. Fuller & Thaler will provide each employee with a copy of this Code of Ethics, any amendments to the Code, and Code acknowledgement forms.

EXPECTATION OF COMPLIANCE WITH CODE OF ETHICS

Fuller & Thaler expects employees to comply with the spirit of the Code of Ethics (or “Code”), as well as the specific rules contained in the Code. Fuller & Thaler treats violations of this Code (including violations of the spirit of the Code) seriously. The Securities and Exchange Commission will also take violations of this Code seriously. If you violate either the letter or the spirit of this Code, Fuller & Thaler may require disgorgement of trading gains, restrict or eliminate your personal trading privileges, cut your compensation, demote you or suspend or terminate your employment.

Improper personal securities trading activity can constitute a violation of this Code. You can also violate this Code by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Your conduct can violate this Code even if client accounts are not harmed by your conduct.

You are expected to follow compliance procedures as noted in this Code and to seek solutions to compliance issues that may arise from time to time. If the Chief Compliance Officer is unavailable to assist you in a compliance matter this does not justify actions that may result in

Fuller & Thaler Asset Management, Inc.	Code of Ethics July 2005

non-compliance with the Code of Ethics because, as described above in the How to Use This Code section, others are able to assist you in the absence of the Chief Compliance Officer.

NON-COMPLIANCE WITH CODE OF ETHICS

Non-compliance with these policies will be considered a violation of Fuller & Thaler’s Code of Ethics. The consequences of non-compliance will be commensurate with the violation(s) and may include any one or more of the following:

•	Immediate disgorgement of any profits resulting from a personal securities transaction that was not pre-authorized with the proceeds being donated to charity

•	A letter of warning to the employee with a copy in their personnel file

•	Temporary or permanent restriction or suspension of personal trading privileges

•	Impact on the employee’s compensation, or

•	Demotion, suspension or termination of employment.

EMPLOYEE CONDUCT

Fuller & Thaler strives to maintain the highest standards of ethical conduct in all its relationships. The firm expects its employees to hold these standards. Employees must exercise good moral judgment at all times and no employee shall do anything illegal in the performance of his or her job. Employees should not put themselves in a position where someone could question the propriety of their actions from a legal, moral and/or conflict of interest standpoint.

Fuller & Thaler requires employees to comply with Federal Securities Laws. The requirements of these laws are incorporated into this Code of Ethics and the Fuller & Thaler’s Compliance Manual. All employees must report any violations of the Code of Ethics promptly to the Chief Compliance Officer.

No employee of Fuller & Thaler shall be permitted to:

•	Employ any device, scheme or artifice to defraud any client

•	Make to any client any untrue statement of a material fact or to omit material facts in order to mislead a client

•	Engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon any client, or

•	Engage in any manipulative practice with respect to any client.

CONFLICTS OF INTEREST

Conflict of interest involves compromising or giving the appearance of compromising an employee’s business ethics. Fuller & Thaler perceives any undisclosed employee business activity that is inconsistent with Fuller & Thaler’s best business interest to be a conflict of interest. In order to avoid actual or potential conflicts of interest, employees should be aware of the standard of conduct expected in certain situations.

An employee must disclose any potential conflicts of interest to the Chief Compliance Officer as soon as the employee is aware of the potential conflict. The Chief Compliance Officer will make a determination of the existence of such a conflict of interest. If an actual or potential conflict is determined, Fuller & Thaler may take whatever action appears appropriate according to the circumstances, up to and including termination in circumstances, for instance, when an employee is believed to have deliberately concealed a conflict of interest.

Fuller & Thaler Asset Management, Inc.	Code of Ethics July 2005

While we cannot list all possible conflicts, following are some areas that we expect employees to avoid:

Financial Disclosure

At the time of employment, each employee must make full disclosure of all known investments and financial interests in corporations or other business entities which have any actual or potential business relationship with Fuller & Thaler (including any subcontractors or suppliers), or are in competition with the Fuller & Thaler. Similarly, relationships with a consulting firm which renders services to Fuller & Thaler should also be disclosed. This disclosure should also include investments, financial interests, and business relationships maintained by any immediate family member of the employee.

Use of Fuller & Thaler Business Relationships

It is not permissible for any employee to take advantage of a business relationship established through Fuller & Thaler to elicit special consideration, extraordinary services, below-market pricing, etc. for a personal activity. This rule does not preclude arms-length negotiations with an independent intermediary. In the event an employee employs for their personal use subcontractors or suppliers that Fuller & Thaler uses, the employee should make full disclosure to their manager. No employee should seek discounts or other financial benefits from any person doing business with Fuller & Thaler by reason of such business; that is, employees should not use firm affiliation to obtain concessions not otherwise available in exchange for any actual or implied commitment from Fuller & Thaler to do business with the concession grantor.

Acceptance of Tips, Gifts and Entertainment

Employees shall not accept valuable gifts, money, discounts, tips, entertainment, referral fees, finder’s fees, or any other financial reward or other favored personal treatment from a person doing business with Fuller & Thaler, including vendors to or clients of the firm. However, employees are allowed to accept occasional business meals which do not involve any lavish entertainment and do have a legitimate business purpose.

This rule should not preclude an employee from having a social relationship with a person doing business with Fuller & Thaler which may include the giving and receiving of items of financial value such as theater or sporting event tickets, small gifts, favors, and promotional items, provided: the relationship is purely social and involves no expressed or implied business commitment, public disclosure would not embarrass Fuller & Thaler, the objects of value do not violate any applicable law, and the value of the items do not exceed $100.

In the event gifts of greater value are received under circumstances where it is not feasible to return the item, it should be turned over to the employee’s manager for disposition or use as corporate property.

Political Contributions

Employees of Fuller & Thaler may not make political contributions to any political party, politician or political candidate who is involved with client public funds.

Outside Activities

Employees are encouraged to participate in civic or trade associations provided such participation does not pose a conflict of interest with the employee’s position at Fuller & Thaler and does not interfere with the performance of the employee’s duties at Fuller & Thaler.

Fuller & Thaler Asset Management, Inc.	Code of Ethics July 2005

INSIDER TRADING POLICY AND PROCEDURES

Fuller & Thaler has established the following policies and procedures designed to detect and prevent insider trading. Fuller & Thaler’s policy applies to every employee and extends to activities within and outside one’s duties at Fuller & Thaler.

Fuller & Thaler forbids any employee from trading (either personally or on behalf of others including accounts managed by Fuller & Thaler) on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading.” The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) or to communications of material nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

1)	Trading by an insider while in possession of material nonpublic information,

2)	Trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated, or

3)	Communicating material nonpublic information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below.

Who is an Insider?

The concept of “insider” is broad and includes employees of Fuller & Thaler. A person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, and bank lending officers. According to the United States Supreme Court, a company must expect a temporary insider to keep disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

What is Material Information?

Trading on inside information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Material Information may be communicated verbally or in writing. Information that employees should consider material includes, but is not limited to:

•	Dividend changes

•	Earnings estimates

•	Changes in previously released earnings estimates

•	Significant merger or acquisition proposals or agreements

•	Major litigation

•	Liquidation problems, and

•	Extraordinary management developments.

Material information does not have to relate to a company’s business. For example, the United States Supreme Court has held that certain information about the contents of a forthcoming

Fuller & Thaler Asset Management, Inc.	Code of Ethics July 2005

newspaper column that was expected to affect the market price of a security constituted material information. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

What is Nonpublic Information?

Information is nonpublic until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally available to the public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Bloomberg, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

Penalties for Insider Trading

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

•	Civil injunctions

•	Treble damages

•	Disgorgement of profits

•	Jail sentences

•	Fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and

•	Fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided

In addition, any violation of this policy statement can be expected to result in serious sanctions by Fuller & Thaler, including dismissal of the person(s) involved.

Procedures to Implement Insider Trading Policy

The following procedures have been established to aid the employees of Fuller & Thaler in avoiding insider trading, and to aid Fuller & Thaler in preventing, detecting and imposing sanctions against insider trading. If you have any questions about these procedures you should consult the Chief Compliance Officer.

Identifying Inside Information

Before trading for yourself or others, including investment companies or private accounts managed by Fuller & Thaler, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

I.	Is the information material? Is this information that an investor would consider important in making an investment decision? Is this information that would substantially impact the price of a security if generally disclosed?

II.	Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the public by being published in Bloomberg, Reuters, The Wall Street Journal or other publications or data services of general circulation?

Fuller & Thaler Asset Management, Inc.	Code of Ethics July 2005

If, after consideration of the above, you believe or are uncertain whether the information is material and nonpublic, you should take the following steps:

1)	Do not purchase or sell the securities under consideration on behalf of yourself or others including accounts managed by Fuller & Thaler,

2)	Do not communicate the information to others, and

3)	Report the matter immediately to the Chief Compliance Officer.

After the Chief Compliance Officer has reviewed the situation, they with either instruct you to continue the prohibitions against trading and communication; or, allow you to proceed with the trade and communication of the information.

Restricting Access to Material Nonpublic Information

Material and nonpublic information in your possession that has been identified by you and the Chief Compliance Officer according to the identification process described above may not be communicated to anyone, including persons within Fuller & Thaler. Care should be taken so that such information is secure. Written material non-public information should be handed over to the Chief Compliance Officer and all other copies destroyed. The Chief Compliance Officer will record any verbally obtained material non-public information and include it in a file within a locked cabinet with all other such written information.

PERSONAL SECURITIES TRANSACTIONS POLICY

Fuller & Thaler allows its employees and members of each employee’s Family/Household to maintain personal securities accounts in which they hold Beneficial Interest provided trading in any such accounts is conducted in accordance with the following policies and procedures. These policies only apply to personal securities transactions of Reportable Securities.

Employees are responsible for understanding all aspects of this policy and all definitions of boldfaced terms, as listed at the end of this Personal Securities Transactions Policy section. Ask the Chief Compliance Officer for any clarification on any aspect of this policy.

Prohibited Personal Securities Transactions

No employee of Fuller & Thaler shall be permitted:

•	To purchase a security within three (3) business days after the security has been approved for purchase and is being actively traded in client portfolios

•	To sell a security within three (3) business days after the security has been sold in any client portfolio

•	To purchase an IPO

•	To participate in an investment club

•	Engage in a Private Placement (a/k/a “limited offering”) without prior written approval of the Chief Compliance Officer

•	Trade excessively (trading which is judged to interfere with one’s job responsibilities)

•	Place an order which is good for more than one day (a “good-till-canceled order”), or

•	Buy or sell a security of any entity to which Fuller & Thaler provides investment management services EXCEPT for trades in Managed Funds to the extent permissible by this Policy. (See Managed Funds paragraph, below, for more detail.)

Personal Securities Transactions Pre-Approval Process

Prior to entering any order for a personal securities transaction in a Reportable Security, employees must submit to the Chief Compliance Officer a written request regarding the proposed transaction using the Personal Securities Transaction Authorization Form located on the firm’s

Fuller & Thaler Asset Management, Inc.	Code of Ethics July 2005

common, or “X:”, Drive. Forms are sent to the Chief Compliance Officer when they are completed for approval. If the Chief Compliance Officer is not available, an employee must seek the approval of the Chief Operating Officer. Any Reportable Securities transactions requested by the Chief Compliance Officer must be approved by the Chief Operating Officer.

The reviewer of personal securities transactions determines whether or not transactions are permissible based on the criteria in Prohibited Personal Securities Transactions section, above. Approvals and denials of permitted transactions are documented in writing and maintained in a confidential file.

Reporting

All employees of Fuller & Thaler must submit reports of transactions and holdings of Reportable Securities according to the following guidelines. The Chief Compliance Officer will review all employees’ holdings and transactions reports to determine if employees are in compliance with this Code of Ethics.

Initial Holdings Reporting No later than 10 days after you become an employee, you must file with the Chief Compliance Officer an Initial Holdings Form. This form requires you to list all Reportable Securities in which you or members of your Family/Household have Beneficial Interest. It also requires you to list all brokers, dealers and banks where you maintained an account in which any securities (not just Reportable Securities) were held for the direct or indirect benefit of you or a member of your Family/Household. The information may be no older than 45 days prior to the date you became an employee. Furthermore, this form requires you to confirm that you have read and understand this Code.

Quarterly Transaction Reporting No later than 25 days after the end of March, June, September and December each year, every employee must provide to the Chief Compliance Officer a Personal Securities Quarterly Transactions Form. This form requires you to report all transactions made during the quarter of Reportable Securities in which you or a member of your Family/Household had Beneficial Interest.

The Personal Securities Quarterly Transaction Form also requires you to list all new accounts established, since last quarterly reporting, at brokers, dealers and banks by you or a member of your Family/Household in which any securities (not just Reportable Securities) were held for the direct or indirect benefit of you or a member of your Family/Household.

Annual Holdings Reporting No later than 25 days after the end of each year, you must file with the Chief Compliance Officer an Annual Holdings Form. This Form requires you to list all Reportable Securities in which you or a member of your Family/Household had Beneficial Interest as of December 31 of the year just ended. It also requires you to list all brokers, dealers and banks where you or a member of your Family/Household maintained an account in which any securities (not just Reportable Securities) were held for the direct or indirect benefit of you or a member of your Family/Household as of December 31 of the year just ended.

Brokerage Statements

Employees of Fuller & Thaler who elect to make personal securities transactions may, in lieu of providing transaction and holdings detail on the reports noted above, provide copies of brokerage or account statements and/or trade confirmations for accounts in which Reportable Securities are maintained. Statements should be provided together with and according to the deadlines for the forms noted above.

Fuller & Thaler Asset Management, Inc.	Code of Ethics July 2005

Managed Funds

Fuller & Thaler provides investment management advice to clients that are investment companies registered under the Investment Company Act of 1940 (“mutual funds”), limited partnerships and limited companies (together “hedge funds”). Fuller & Thaler is also general partner to hedge funds. Together, for the purposes of this Code, these types of fund clients are called “Managed Funds”. Fuller & Thaler employees and members of their Family/Household are permitted to trade Managed Funds in accounts for which they hold Beneficial Interest, provided such trading meets the requirements of this policy.

Fuller & Thaler exerts control over Managed Funds given the firm’s managerial roles as investment advisor and/or general partner to the Funds. Additionally, the firm possesses insider knowledge of these Funds’ investments, management, and investment strategies. Due to these circumstances, special care must be taken by the firm when allowing employees to trade Managed Funds in order to prevent employees from taking improper advantage of control authority over or insider knowledge of these Funds.

As such, all aspects of Fuller & Thaler’s Personal Securities Transactions Policy apply to Managed Funds investments in any account for which an employee or member of their Family/Household hold Beneficial Interest. One EXCEPTION to this policy is that employees are not required to pre-clear or report regular, scheduled (such as monthly or bi-monthly) transactions of Managed Funds. These types of transactions may occur in an employee’s 401(k) account. However, any ACTIVE trades of Managed Funds must be pre-cleared and reported. Active trades include non-regularly scheduled trades of Managed Funds and rebalancing of Managed Fund holdings in an employees’ 401(k) account. For example, if an employee wishes to move their 401(k) holdings in or out of a Managed Fund, this type of trade must be pre-cleared and reported in the consistent with the Personal Securities Transactions Pre-Approval and Reporting requirements of this Code.

Mixed Accounts

A “Mixed Account” is a limited partnership or other pooled investment vehicle advised by Fuller & Thaler in which employees of Fuller & Thaler and/or members of their Family/Household own or hold Beneficial Interest. Because securities traded for these accounts may be suitable for other non-employee client accounts, special care must be taken by the firm to prevent the firm from trading securities in Mixed Accounts in a manner that would unfairly advantage firm employees over clients. As such, all employees are required to disclose holdings of Mixed Accounts according to the reporting provisions of this Code.

Though trading securities within Mixed Accounts could be considered personal securities transactions due to certain employee’s ownership in Mixed Accounts, the regular pre-clearance process and other personal securities trading restrictions are waived if trades are done as prescribed below. To clarify, the following conditions apply to the process by which traders and portfolio managers direct trades within Mixed Accounts.

Securities within Mixed Accounts may be traded “on par”, but not ahead of, other client accounts; or may be traded independently from other client accounts; and without pre-approval, PROVIDED THAT:

1.	Trades must be done as block trades

a)	simultaneously with trades in other client account(s), and

b)	last in an order for trades that may not be completed at the same time (e.g., trading an illiquid security over a number of days); or,

Fuller & Thaler Asset Management, Inc.	Code of Ethics July 2005

2.	If trading a security that no other account is trading, then

a)	such trade may not be placed less than three days before or after any trade of that security in any client account, unless trade in client account is directed by client, and

b)	prior to placing trade, Trader is required to ascertain from all Portfolio Managers whether or not the security is being purchased in any other client account within three days and refrain from placing the trade in Mixed Account(s) if so.

3.	No IPOs are permitted in Mixed Accounts, and

4.	Investments in Private Placements must be approved, in advance, by the Chief Compliance Officer.

Exceptions to Personal Securities Transactions Prohibitions

The prohibitions of this Code do not apply to the following transactions:

1.	Purchases or sales that are non-volitional on the part of either the employee (or Family/Household member), including purchases or sales upon the exercise of puts or calls written by the employee (or Family/Household member) and sales from a margin account pursuant to a bona fide margin call

2.	Purchases made solely under, and with the dividend proceeds received in, a dividend reinvestment plan

3.	Purchases by an employee of Reportable Securities issued by the employee’s employer under an automatic payroll deduction plan, such bi-monthly as purchases of Managed Funds through the firm’s 401(k) plan, and

4.	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of rights so acquired.

Other Persons to Whom Personal Securities Transactions Policy Applies

Any person contracted or otherwise employed, even temporarily, by Fuller & Thaler who, in connection with his or her regular functions or duties, makes, recommends, participates in or obtains information regarding purchases or sales of securities for any client account must abide by these policies and procedures.

Definitions

The special meanings of the following terms as used in this policy are explained below. Some of these terms are sometimes used in other contexts, not related to Codes of Ethics, where they have different meanings. For example, Beneficial Interest has a different meaning in this Code of Ethics than it does in other SEC rules. If you have any doubt or question about whether an investment, account or person is covered by any of these definitions, ask the Chief Compliance Officer.

Federal Securities Laws

Private Placement

Beneficial Interest

Reportable Security/Reportable Securities

Family/Household

Fuller & Thaler Asset Management, Inc.	Code of Ethics July 2005

Federal Securities Laws means the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

Private Placement means any stock, bond, or derivative instrument which is exempt from the registration requirements of the SEC.

Beneficial Interest means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities. It also includes transactions over which a person exercises investment discretion (other than for a client of Fuller & Thaler), even if the person does not share in the profits of the transaction. Beneficial Interest is a very broad concept. Some examples of forms of Beneficial Interest include:

•	Securities held in a person’s own name, or that are held for the person’s benefit in nominee, custodial or “street name” accounts,

•	Securities owned by or for a partnership in which the person is a general partner (whether the ownership is under the name of that partner, another partner or the partnership or through a nominee, custodial or “street name” account),

•	Securities that are being managed for a person’s benefit on a discretionary basis by an investment adviser, broker, bank, trust company or other manager, unless the securities are held in a “blind trust” or similar arrangement under which the person is prohibited by contract from communicating with the manager of the account and the manager is prohibited from disclosing to the person what investments are held in the account,

•	Securities in a person’s individual retirement account,

•	Securities in a person’s account in a 401(k) or similar retirement plan, even if the person has chosen to give someone else investment discretion over the account,

•	Securities owned by a trust of which the person is either a trustee or a beneficiary, and

•	Securities owned by a corporation, partnership or other entity that the person controls (whether the ownership is under the name of that person, under the name of the entity or through a nominee, custodial or “street name” account).

This is not a complete list of the forms of ownership that could constitute Beneficial Interest for purposes of this policy. You should ask the Chief Compliance Officer if you have any questions or doubts at all about whether you or a member of your Family/Household would be considered to have Beneficial Interest in any particular situation.

Reportable Security/Reportable Securities means anything that is considered a “security” under the Investment Company Act of 1940, such as any

•	Stock, note, treasury stock, future, bond, or debenture

•	Fixed income security (except as below)

•	Options on securities, on indexes and on currencies

•	Any put, call, straddle, or privilege on any security or group or index of securities, or entered into on a national securities exchange relating to foreign currency

•	Investments in foreign unit trusts and foreign mutual funds, and

•	Investments in private investment funds and investment clubs

Fuller & Thaler Asset Management, Inc.	Code of Ethics July 2005

•	Investments in all kinds of limited partnerships and hedge funds (See specific personal securities transactions policies applicable to any such hedge fund to which Fuller & Thaler provides investment advice, described above in Managed Funds.)

•	As defined by this Code, Managed Funds are considered Reportable Securities and are subject to certain of the personal securities transactions policies, described above in the Managed Funds section of this Policy;

EXCEPT, for the purposes of this Code:

•	Direct obligations of the U.S. Government

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements

•	Shares of open-end investment companies that are registered under the Investment Company Act (mutual funds), HOWEVER, certain personal securities transaction restrictions apply to any such company to which Fuller & Thaler provides investment advice as described above in the Managed Funds section of this Policy

•	Shares of publicly traded Exchange Traded Funds (“ETFs”).

A “security is being purchased” by an account applies to any situation in which a Reportable Security (1) has within the most recent three days has been purchased by a client’s account, or (2) is being or has been considered for purchase for a client’s account.

Family/Household Members of your Family/Household include:

•	Your spouse or domestic partner (unless they do not live in the same household as you and you do not contribute in any way to their support)

•	Your children under the age of 18

•	Your children who are 18 or older (unless they do not live in the same household as you and you do not contribute in any way to their support)

•	Any of these people who live in your household: your stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships.

There are a number of reasons why this Code of Ethics covers securities transactions in which members of your Family/Household have Beneficial Interest. First, the SEC regards any benefit to a person that you help support financially as indirectly benefiting you, because it could reduce the amount that you might otherwise contribute to that person’s support. Second, members of your household could learn of information regarding Fuller & Thaler’s trading or recommendations for client accounts, and may not benefit from that information.

RECORDKEEPING

Fuller & Thaler will keep copies of this Codes of Ethics, records of violations and actions taken as a result thereof, and copies of supervised persons’ acknowledgement of receipt of the code in an easily accessible location for five years, the first two years of which in the firm’s offices. Codes of Ethics will be retained for five years after the date on which they were last in effect. Employee Code acknowledgements will be retained for five years after the person ceases to be an employee. A list of employees and other persons to whom the Code applies within the past five years will be retained by the Chief Compliance Officer.

Acknowledgement Form

FULLER & THALER ASSET MANAGEMENT, INC.

JULY 2005 CODE OF ETHICS

Return to Martin Fawzy by July 25, 2005

I acknowledge that I have read and understand Fuller & Thaler’s Code of Ethics. I certify that I have, to date, complied with and will continue to comply with the Code of Ethics, in particular the Personal Securities Transactions Policies. I understand that any violations may lead to sanctions including my dismissal.

Name (please print):

Signature:

Title:

Date: